ESCROW HOLDING AGREEMENT

THIS ESCROW HOLDING AGREEMENT (“Escrow”), effective on the 18th day of November, 2008, is made by and between CLX MEDICAL, INC. (CLX), a Colorado publicly traded corporation (symbol CLXN);  THYROTEC, LLC (ThyroTec), a limited liability company, and AMERICAN HEALTH PARTNERS LLC, with its principal place of business at 405 North Meridian, Oklahoma City, Oklahoma 73107 referred to herein as ‘escrow agent’ and shall be the basis of certain escrow instructions agreed between the parties.

RECITALS

A.

 CLX Medical has entered into a Definitive Agreement with ThyroTec to acquire certain proprietary technology (IP rights) for the marketing and exploitation of ThyroTest, a diagnostic testing device to determine thyroid health..

B.

 As part consideration for the acquisition of ThyroTest, CLX has issued a Promissory Note in the amount of $750,000 to ThyroTec, together with other valuable consideration.

C.

The purpose of these escrow instructions is to provide the parameters within which CLX may use and market the ThyroTest technology owned and belonging to ThyroTec during the period that the agreement is still executory, and consideration remains to be paid to ThyroTec.

In consideration of the undertakings of the parties, and the mutual promises and covenants made by them, the parties hereupon agree to the following instructions and directives pending payment and satisfaction of consideration for assignment and transfer of the ThyroTest technology:

1.1

Definitions

a.

 Escrow:  A holding trust managed by an independent escrow agent who has no direct nor indirect interest in the properties being managed and held pursuant to these instructions, or affiliated with either of the parties.

b.

Term of Escrow:  Six months, unless sooner terminated by payment and satisfaction of all amounts owing from CLX to ThyroTec.

c.

Technology:  All rights appertaining to that certain thyroid testing device developed and owned by ThyroTec known and branded as ‘ThyroTest’, including all packaging;  labeling;  identification;  tradenames and trademarks;  and any other identification which has come to be associated with ThyroTest.

d.

ThyroTest:  The testing and diagnostic device and all identification associated with the technology developed by ThyroTec.

2.1  Specific Escrow Instructions

a.

 The Technology:  Assignment of all rights to the ThyroTest technology to be held in escrow and not delivered to CLX until all terms of purchase described in the Definitive Purchase Agreement, together with all modifications and amendments, have been fully satisfied.  Upon full satisfaction, escrow agent shall deliver the assignment and transfer of the technology to CLX as agreed.

b.

Right to Use:  During the pendency of this escrow period, and before all purchase conditions have been satisfied, ThyroTec grants a license to CLX to use and exploit (market) the ThyroTest technology as if this technology had been fully assigned and transferred to CLX.  This license to use such technology shall include the necessary rights and authority to direct the manufacture and production of such technology, and the marketing parameters of same.  Additionally, CLX shall have the right to receive all gross revenues generated from the sale of such technology during the escrow period subject to a royalty participation due and owing to ThyroTec.

c.

Conditions Precedent to Closing Escrow:  CLX shall be required to raise a minimum of five hundred thousand dollars ($500,000) in the aggregate during the escrow period which shall be used for marketing and distribution of the Technology.  Once these monies have been raised, and can be confirmed to ThyroTec, this escrow shall be terminated, and the Series C shares in CLX held pursuant to the purchase agreement shall be released to ThyroTec and the assignment of the Technology shall be delivered and transferred to CLX.

In the event that CLX is unable or otherwise fails to raise the minimum $500,000 described herein within the six month escrow period, or alternatively fails to repay the Promissory Note in the amount of $750,000 within the 30 month term described in said Note, ThyroTec shall have the option, at its sole and absolute discretion, to cancel and terminate the transfer of the Technology to CLX.  If ThyroTec cancels the transfer of the Technology based on the failure to raise the $500,000 capital, ThyroTec shall nevertheless receive 75,000 shares of Series C Preferred Shares from the shares held in escrow as consideration for CLX’s ability to use the Technology during the escrow period.

d.

Items to be Held in Escrow:  Pending the money raise described above, and the termination of escrow, escrow agent agrees to hold the Promissory Note in the amount of $750,000 owing by CLX and the Series C Convertible Preferred Shares of CLXN which are convertible into fifteen percent (15%) of the total, fully diluted CLXN shares representing equity ownership of the corporation, which shall not be less than 750,000 shares of Preferred Series C stock.

The parties acknowledge that notwithstanding the holding of the Note by escrow agent, ThyroTec shall still be entitled to payments of interest and principal during the escrow period as further described in the Secured Promissory Note executed by CLX.

e.

 Hold Harmless:  The parties agree to hold escrow agent free and harmless from any and all liability that may arise or be claimed in conjunction with the holding of certain assets pursuant to this agreement.  The escrow agent shall only be responsible for any acts which result in loss or injury to the parties which are outside the purviews of this escrow agreement.

f.

 Responsibilities of Escrow Agent:  The parties acknowledge that escrow agent is acting independent of any of their respective interests, and that escrow agent is not bonded and does not carry any insurance to protect or cover against intentional and negligent acts.  Escrow agent is to be responsible only for acts which are outside the scope of this escrow agreement and instruction.

In the event of a dispute between the parties as to the holding or release of any assets or items in the custody or control of escrow agent, which cannot be resolved by mediation or arbitration, escrow agent shall file an interpleader action with the court to seek the court’s direction and instruction how to respond to the party’s demands.  If this is necessary, both parties, i.e. CLX and ThyroTec, shall share equally in all legal costs and expenses..

3.1  Miscellaneous Provisions

a.

 Legal.  These escrow instructions and agreement shall be governed and construed in accordance with the laws of the State of California.   If any party shall bring an action to enforce any provision of this agreement, the prevailing party shall be entitled to reimbursement for reasonable legal fees and costs incurred.

b.

 Modifications.  This escrow agreement represents the entire set of instructions issued by the parties hereto, and supersedes any conflicting instructions previously agreed upon.  This agreement can only be modified or amended by an agreement in writing signed by all parties, including the escrow agent.

IN WITNESS WHEREOF, the parties have executed these instructions on the dates as shown below:

ThyroTec, LLC:  By /s/ James Small

            Dated:  November 18, 2008
                               James Small

CLX Medical, Inc.:  By /s/ Vera Leonard

Dated:  November 18, 2008
                                  Vera Leonard

American Health Partners, LLC

As Escrow Agent:  By  /s/ Kent Humphreys

Dated:  November 18, 2008
                                     Kent Humphreys

SUPPLEMENT TO ESCROW HOLDING AGREEMENT

THIS SUPPLEMENT TO ESCROW HOLDING AGREEMENT is attached to and incorporated as a part of that certain Escrow Holding Agreement dated effective November 18, 2008 by and between CLX MEDICAL, INC., a Colorado publicly traded corporation (symbol CLXN) (“CLX”); THYROTEC, LLC,  a limited liability company (“ThyroTec”); and AMERICAN HEALTH PARTNERS, LLC, an Oklahoma limited liability company (“AHD” or “escrow agent”).

It is agreed and understood by all parties that upon written instruction delivered to escrow agent and executed by ThyroTec, escrow agent shall deliver all of the ThyroTest technology delivered to it to CLX along with delivering to CLX the original Promissory Note. Further, upon written instruction delivered to escrow agent and executed by ThyroTec, escrow agent shall deliver to ThyroTec the Series C shares in CLX delivered to escrow agent. Notwithstanding the foregoing, the parties agree that the escrow agent may act in accordance with any written instructions executed by both ThyroTec and CLX and delivered to escrow agent on or before May 18, 2009, the escrow agent shall deliver the Series C shares in CLX to CLX less 75,000 such shares which shares shall be delivered to ThyroTec; and shall deliver the original Promissory Note to CLX.

IN WITNESS WHEREOF, the parties have executed this Supplement to Escrow Holding Agreement on the dates as shown below:

ThyroTec, LLC:  By /s/ James Small

            Dated:  November 26, 2008

James Small

CLX Medical, Inc.:  By /s/ Vera Leonard

Dated:  November 29, 2008

    Vera Leonard

American Health Partners, LLC

As Escrow Agent:  By  /s/ Kent Humphreys

Dated:  November 26, 2008

   Kent Humphreys